Exhibit 99.1

                        SJW CORP. (NYSE: SJW) ANNOUNCES
                        THIRD QUARTER FINANCIAL RESULTS

Board Declares Quarterly Dividend on Common Stock

      SAN JOSE, CA, October 22, 2008 - SJW Corp. (NYSE: SJW) today reported operating revenue for the third quarter ended September 30, 2008 of $69.5 million versus $64.9 million for the same period in 2007, representing an increase of $4.7 million. The increase in revenue was primarily attributable to cumulative rate increases.

      Net income was $8.3 million for the quarter compared to $8.0 million for the same quarter in 2007. Diluted earnings per common share were $0.44, compared to $0.43 per share for the same quarter in 2007.

      Water production costs for the third quarter of 2008 were $30.8 million versus $29.6 million for the same period in 2007, an increase of $1.3 million. Higher per-unit costs for purchased water and groundwater extraction charges contributed $2.2 million to the increase. These expenses were significantly offset by lower spending on purchased water due to increased surface water supply compared to a year ago.

      Non-water production costs for the third quarter of 2008 were $21.7 million versus $19.4 million for the same period in 2007, an increase of $2.3 million. This was attributable to increases of $747,000 in administrative and general expenses, $619,000 in other operating expenses, $477,000 in maintenance expenses, $298,000 in depreciation and amortization and $180,000 in property and other non-income taxes. Income tax expense increased $338,000 in the third quarter to $5.5 million in 2008 from $5.2 million in 2007 as a result of higher pre-tax income.

      Year-to-date operating revenue increased by $11.8 million to $170.8 million from $159.0 million in the first nine months of 2007. The increase was attributable to $10.4 million in cumulative rate increases, $831,000 in increased usage, $432,000 from new customers, and $144,000 from other sources.

      Year-to-date net income was $17.3 million, compared to $15.5 million in 2007. Diluted earnings per common share were $0.93 in the first nine months of 2008, compared to $0.84 per share for the same period in 2007.

      Year-to-date water production costs increased to $69.9 million from $67.5 million in 2007. The increase was primarily attributable to $4.7 million in higher costs for groundwater extraction and purchased water, partially offset by $1.9 million saved due to increased surface water supply. Non-water production costs increased $4.6 million to $62.5 million from $57.9 million. Components of the increase included $1.2 million in administrative and general expenses, $1.1 million in other operating expenses, $1.0 million in maintenance expenses, $1.0 million in depreciation and amortization expense and $255,000 in property and other non-income taxes. Income tax expense increased $1.2 million year-to-date due to higher pre-tax income.

      The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.16125 per share. The dividend is payable on December 1, 2008 to shareholders of record on November 3, 2008.

      SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.









This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.












                                  SJW Corp.
         Condensed Consolidated Statements of Income and Comprehensive Income
                                (Unaudited)
                (thousands of dollars, except share and per share data)

                                     THREE MONTHS ENDED    NINE MONTHS ENDED
                                        SEPTEMBER 30          SEPTEMBER 30
                                       2008       2007       2008      2007
                                    ----------------------------------------
OPERATING REVENUE                   $69,507     64,847    170,818   158,999
OPERATING EXPENSE:
  Operation:
    Purchased water                  16,390     16,760     37,562    39,373
    Power                             2,579      2,565      5,655     5,741
    Groundwater extraction charge    11,845     10,222     26,678    22,343
                                    -------    -------    -------   -------
    Total production costs           30,814     29,547     69,895    67,457

    Administrative and general        6,322      5,575     17,809    16,630
    Other                             4,343      3,724     12,095    10,973
  Maintenance                         3,296      2,819      9,612     8,606
  Taxes, other than income            1,763      1,583      4,994     4,739
  Depreciation and amortization       5,988      5,690     18,035    16,975
  Income taxes                        5,516      5,178     11,611    10,419
                                    -------    -------    -------   -------
    Total operating expense          58,042     54,116    144,051   135,799
                                    -------    -------    -------   -------
OPERATING INCOME                     11,465     10,731     26,767    23,200

Interest on long-term debt
  and other                          (3,208)    (2,720)    (9,514)   (7,661)
                                    -------    -------    -------   -------
NET INCOME                           $8,257      8,011     17,253    15,539
                                    =======    =======    =======   =======
Other comprehensive income
  (loss), net                         3,718        642        960    (1,247)
                                    -------    -------    -------   -------
COMPREHENSIVE INCOME                $11,975      8,653     18,213    14,292
                                    =======    =======    =======   =======

Earnings per share
   -Basic                             $0.45       0.44       0.94      0.85
   -Diluted                           $0.44       0.43       0.93      0.84

Dividend per share                    $0.16       0.15       0.48      0.45

Weighted average shares outstanding
  - Basic                        18,423,325 18,350,007 18,401,458 18,325,206
  - Diluted                      18,618,780 18,561,631 18,602,557 18,539,587





                                    SJW Corp.
                        Condensed Consolidated Balance Sheets
                                   (Unaudited)
                 (thousands of dollars, except share and per share data)

                                                 SEPTEMBER 30       DECEMBER 31
                                                         2008              2007
                                                 ------------       -----------
ASSETS
UTILITY PLANT:
  Land                                                $  5,687            5,695
  Depreciable plant and equipment                      829,202          778,277
  Construction in progress                              15,655           24,298
  Intangible assets                                      8,040            8,040
                                                      --------         --------
     Total utility plant                               858,584          816,310
Less accumulated depreciation and amortization         267,256          255,025
                                                      --------         --------
     Net utility plant                                 591,328          561,285
REAL ESTATE INVESTMENT:                                 89,302           88,029
Less accumulated depreciation and amortization           5,092            3,834
                                                      --------         --------
     Net real estate investment                         84,210           84,195
CURRENT ASSETS:
  Cash and cash equivalents                              2,177            2,354
  Accounts receivable and accrued
   unbilled utility revenue                             37,385           26,823
  Prepaid expenses and other                             2,562            2,414
                                                      --------         --------
    Total current assets                                42,124           31,591
OTHER ASSETS:
  Investment in California Water Service Group          42,348           40,720
  Unamortized debt issuance and reacquisition costs      3,209            3,345
  Regulatory assets                                     43,776           44,712
  Other                                                  1,942            1,478
                                                      --------         --------
                                                        91,275           90,255
                                                      --------         --------
                                                      $808,937          767,326
                                                      ========         ========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                        $  9,597            9,564
  Additional paid-in capital                            20,137           18,723
  Retained earnings                                    203,547          195,331
  Accumulated other comprehensive income                14,277           13,316
                                                      --------         --------
  Shareholders' equity                                 247,558          236,934
  Long-term debt, less current portion                 216,773          216,312
                                                      --------         --------
    Total capitalization                               464,331          453,246
CURRENT LIABILITIES:
  Line of credit                                        18,900            5,000
  Current portion of long-term debt                        758              622
  Accrued groundwater extraction charge and
    purchased water                                      9,154            5,595
  Purchased power                                          900              514
  Accounts payable                                       8,426            9,268
  Accrued interest                                       3,431            4,522
  Accrued taxes                                          3,366              791
  Other current liabilities                              6,864            6,642
                                                      --------         --------
  Total current liabilities                             51,799           32,954
DEFERRED INCOME TAXES AND CREDITS                       81,441           76,378
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                               182,372          175,167
POSTRETIREMENT BENEFIT PLANS                            22,553           23,357
OTHER NONCURRENT LIABILITIES                             6,441            6,224
                                                      --------         --------
                                                      $808,937          767,326
                                                      ========         ========